Exhibit 99.1

Eton Pharmaceuticals Reports First Quarter 2026 Financial Results

●	Q1 2026 product sales of $24.3 million, representing 73% growth over Q1 2025
●	Raising full year revenue guidance - now expect 2026 revenue to exceed $120 million, up from previous guidance of $110 million
●	Q1 2026 fully diluted GAAP EPS of $0.05, non-GAAP fully diluted EPS of $0.14, and Adjusted EBITDA of $5.7 million
●	Received FDA approval for and launched DESMODA™
●	Acquired and relaunched HEMANGEOL®
●	Announced initiation of ET-700 clinical study, the Company’s extended-release formulation of zinc acetate
●	Received FDA clearance to proceed on INCRELEX® label harmonization study
●	Management to hold conference call today at 4:30pm ET

DEER PARK, Ill., May 14, 2026 (GLOBE NEWSWIRE) -- Eton Pharmaceuticals, Inc (“Eton” or “the Company”) (Nasdaq: ETON), an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases, today reported financial results for the quarter ended March 31, 2026.

“With record Q1 products sales and two major product launches already underway this year, Eton is off to a terrific start in 2026. Based on this strong year-to-date performance, we are raising our full year 2026 revenue guidance. We now expect more than $120 million of revenue, up from our prior guidance of $110 million,” said Sean Brynjelsen, CEO of Eton Pharmaceuticals.

“First quarter product sales grew 73% year over year, with strong growth contributions from across the portfolio, including INCRELEX, ALKINDI SPRINKLE®, GALZIN® and Carglumic Acid. In March, we launched DESMODA, the first and only FDA-approved oral desmopressin solution. Our commercial team has seen high levels of interest from the healthcare provider and patient advocacy communities, and we are encouraged by the initial uptake of the product. In addition, on May 1, we relaunched HEMANGEOL, ensuring optimized access and rare-disease centric support to an important, time-sensitive therapy. While we are early in its commercialization, transitioning patients and providers appears to be progressing well, and we’re excited that parents now have access to an FDA-approved treatment backed by our world-class Eton Cares support program. Both new product launches are expected to contribute significantly to revenue growth in 2026, 2027, and beyond.”

“We have also made tremendous progress with the R&D programs in our pipeline. We initiated a clinical study for the KHINDIVITM label expansion, saw the start of the ET-700 pilot study, and received FDA clearance to proceed with our INCRELEX label harmonization study, which we intend to initiate later this year. These critical programs should fuel long-term growth, and propel us towards our goal of building the largest rare disease portfolio in the United States” concluded Brynjelsen.

First Quarter and Recent Business Highlights

73% growth in product sales year-over-year. Eton reported first quarter 2026 product sales of $24.3 million, compared to $14.0 million in the prior year period, driven by strong growth across the portfolio, in particular INCRELEX, ALKINDI SPRINKLE, GALZIN, and Carglumic Acid, plus the addition of sales from KHINDIVI, which launched in June 2025.

Acquired and relaunched HEMANGEOL. Eton acquired U.S. rights to HEMANGEOL in the first quarter and relaunched the product on May 1st. Eton is now offering full Eton Cares patient support to all patients, including $0 co-pay for qualifying commercial patients. Early in the relaunch, the transition is progressing smoothly, with strong engagement from providers and care teams. Eton has streamlined the product’s distribution, shifting to a high-touch rare disease-focused model designed to improve patients’ experience and deliver operational efficiencies. In parallel, the HEMANGEOL commercial team attended or is attending key medical conferences, including American Academy of Dermatology (AAD), American Society of Pediatric Hematology/Oncology (ASPHO), and International Society for the Study of Vascular Anomalies (ISSVA), to support education and continuity across the care ecosystem. Ensuring continuity of care has been a central focus throughout the transition, with an emphasis on minimizing disruption for providers, patients, and families.

Received FDA approval for and launched DESMODA. Within ten days of its February approval, Eton launched DESMODA with its existing team of pediatric endocrinology rare disease specialists. DESMODA is the first and only FDA-approved oral liquid formulation of desmopressin designed to support individualized dosing needs. Early feedback from healthcare providers has been exceptionally encouraging, with strong initial interest and early adoption across key centers. The product is expected to contribute significantly to the Company’s long-term growth trajectory, with peak sales estimated to reach $30-50 million annually.

Received clearance from FDA to proceed with INCRELEX label harmonization study. During the first quarter, Eton received clearance from FDA to proceed with its proposed label harmonization study. This study is designed to support an application to broaden the U.S. FDA approved definition of severe primary IGF-1 deficiency (SPIGFD) to match the E.U. definition. If successful, it is estimated that the change would increase the addressable population in the U.S. to approximately 1,000 patients compared to the estimated 200 patients under the current indication. The Company expects to commence the study in the second half of 2026.

Clinical study initiated for product candidate ET-700, Eton’s extended-release formulation of zinc acetate. Last month, the first patient was dosed in a pilot clinical study assessing the efficacy of ET-700. The study, which is being conducted by the Department of Hepatology and Gastroenterology at Aarhus University Hospital in Denmark, is a double-blinded, placebo-controlled clinical trial that will compare ET-700 to GALZIN and a placebo for the treatment of Wilson disease. Topline study results are expected in the second half of 2026, and if positive, would lead to a pivotal clinical study in early 2027.

KHINDIVI label expansion study underway. The bioequivalence study of the Company’s revised KHINDIVI formulation is ongoing, and the Company expects to receive results by July. The results are intended to support Eton’s application to broaden the FDA approved indication for KHINDIVI beyond its current label of ages five and up. Eton intends to file the supplement in the third quarter of 2026, which could provide for a potential approval in the second quarter of 2027. The Company believes the expanded label will accelerate adoption of the product.

Guidance

The Company now expects 2026 revenues to exceed $120 million, an increase from prior guidance of $110 million. The Company expects to report at least a 30% Adjusted EBITDA margin for full year 2026.

First quarter Financial Results

Net Revenue: Total net revenue for the first quarter of 2026 was $24.3 million compared to $17.3 million in the prior year period, an increase of 40%. Total net revenue in the first quarter of 2025 included $3.3 million of licensing revenue.

Product sales and royalty revenue were $24.3 million during the first quarter of 2026 compared with $14.0 million in the prior year period, an increase of 73%, driven by strong growth across the portfolio, in particular INCRELEX, ALKINDI SPRINKLE, GALZIN, and Carglumic Acid, and the addition of revenue from KHINDIVI.

Gross Profit: Gross profit for the first quarter of 2026 was $14.7 million compared with $9.9 million in the prior year period, an increase of 49%, primarily due to increased product sales.

Adjusted gross profit, which adjusts for the impact of acquired inventory step-up adjustments and intangible amortization, was $16.2 million in the first quarter of 2026, representing an adjusted gross margin of 67%, compared to adjusted gross profit of $12.0 million and adjusted gross margin of 69% in the prior year period. The margin decline was primarily due to the inclusion of margin dilutive INCRELEX ex-U.S. sales in the first quarter of 2026 and the inclusion of higher margin licensing revenue in the first quarter of 2025. The Company expects full year 2026 adjusted gross margin to exceed 70%.

Research and Development (R&D) Expenses: R&D expenses for the first quarter of 2026 were $1.9 million compared to $1.2 million in the prior year period, primarily due to clinical study expenses associated with the KHINDIVI label expansion and increased expenses associated with ET-700 project development activities.

General and Administrative (G&A) Expenses: G&A expenses for the first quarter of 2026 were $10.4 million compared to $9.2 million in the prior year period, an increase of 13%.

Adjusted G&A expense, which removes share-based compensation, depreciation, transaction-related costs, and other one-time expenses, was $9.0 million in the quarter, compared with $7.3 million in the prior year period. Of that increase, $0.9 million was attributable to higher FDA annual product fee expenses as Eton no longer qualifies for the FDA’s orphan program fee exemption due to exceeding the corporate revenue threshold. The remaining increase was largely due to higher employee-related costs due to increased headcount to support the business.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA): Adjusted EBITDA for the first quarter of 2026 was $5.7 million or 24% of revenue, compared to $3.7 million or 21% of revenue in the prior year period. The prior year period benefited from the inclusion of higher-margin non-recurring licensing revenues.

Net Income/Loss: Net income for the first quarter of 2026 was $1.6 million or $0.05 per diluted share compared to a net loss of $1.6 million or $0.06 per basic and diluted share in the prior year period.

On a non-GAAP basis, the Company reported net income of $4.5 million or $0.14 per diluted share, for the first quarter of 2026 compared to net income of $2.4 million, or $0.07 per diluted share in the prior year period.

For a reconciliation of GAAP net income/(loss) to Earnings Before Interest, Taxes, Depreciation and Amortization EBITDA (“EBITDA”), Adjusted EBITDA and adjusted Non-GAAP basic and fully diluted earnings per share to the most directly comparable GAAP financial measure, please see the tables below.

Cash Position: As of March 31, 2026, the Company had cash and cash equivalents of $19.7 million. During the first quarter of 2026, the Company generated $7.4 million from operations and paid $14.0 million for the U.S. rights to commercialize HEMANGEOL.

As previously announced, Eton Pharmaceuticals will host its first quarter 2026 conference call as follows:

Date:	May 14, 2026

Time:	4:30 p.m. ET (3:30 p.m. CT)

Participant Webcast Link:	Click Here

Participant Call Link:	Click Here

In addition to taking live questions from participants on the conference call, management will be answering emailed questions from investors. Investors can email questions to: investorrelations@etonpharma.com.

The live webcast can be accessed on the Investors section of Eton’s website at https://ir.etonpharma.com/. An archived webcast will be available on Eton’s website approximately two hours after the completion of the event and for 30 days thereafter.

* Conference call participants should register to obtain their dial-in and passcode details.  Please be sure to register using a valid email address.

About Eton Pharmaceuticals

Eton is an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases. The Company currently has ten commercial rare disease products: KHINDIVI™, INCRELEX®, ALKINDI SPRINKLE®, DESMODA™, GALZIN®, HEMANGEOL®, PKU GOLIKE®, Carglumic Acid, Betaine Anhydrous, and Nitisinone. The Company has four additional product candidates in late-stage development: Amglidia®, ET-700, ET-800 and ZENEO® hydrocortisone autoinjector. For more information, please visit our website at www.etonpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the expected ability of Eton to undertake certain activities and accomplish certain goals and objectives. These statements include but are not limited to statements regarding Eton’s business strategy, Eton’s plans to develop and commercialize its product candidates, the safety and efficacy of Eton’s product candidates, Eton’s plans and expected timing with respect to regulatory filings and approvals, and the size and growth potential of the markets for Eton’s product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Eton’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Eton’s development programs and financial position are described in additional detail in Eton’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Eton undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Non-GAAP Financial Measures

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA, an unaudited financial measure that is not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA is considered a “non-GAAP” financial measure within the meaning of Regulation G promulgated by the SEC. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA provides meaningful supplemental information regarding the Company’s performance because (i) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) it excludes the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) it is used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the way they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

Adjusted EBITDA

The Company defines Adjusted EBITDA as net income/(loss), excluding the effects of stock-based compensation and expenses, interest, taxes, depreciation, amortization, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net loss. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net loss as a measure of operating performance or to net cash provided by (used in) operating, investing, or financing activities as a measure of ability to meet cash needs.

Investor Relations:
Lisa M. Wilson, In-Site Communications, Inc.
T: 212-452-2793

E: lwilson@insitecony.com

Eton Pharmaceuticals, Inc.

Condensed Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the three months ended
	March 31,	March 31,
	2026	2025
Revenues:
Licensing revenue	$—	$3,286
Product sales and royalties, net	24,266	13,996
Total net revenues	24,266	17,282

Cost of sales:
Licensing revenue	—	825
Product sales and royalties	9,531	6,596
Total cost of sales	9,531	7,421

Gross profit	14,735	9,861

Operating expenses:
Research and development	1,875	1,161
General and administrative	10,446	9,170
Total operating expenses	12,321	10,331

Income (loss) from operations	2,414	(470)

Other expense:
Interest and other expense, net	(840)	(1,028)

Income (loss) before income tax expense	1,574	(1,498)

Income tax expense	20	74

Net income (loss)	$1,554	$(1,572)
Net income (loss) per share, basic	$0.06	$(0.06)
Weighted average number of common shares outstanding, basic	27,285	26,886
Net income (loss) per share, diluted	$0.05	$(0.06)
Weighted average number of common shares outstanding, diluted	31,547	26,886

Eton Pharmaceuticals, Inc.

Condensed Balance Sheets

(In thousands, except share and per share amounts)

	March 31, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,661	$25,942
Accounts receivable, net	13,408	11,757
Inventories, net	14,467	15,419
Prepaid expenses and other current assets	5,709	7,463
Total current assets	53,245	60,581

Property and equipment, net	372	326
Intangible assets, net	43,738	30,878
Operating lease right-of-use assets, net	301	310
Other long-term assets, net	54	19
Total assets	$97,710	$92,114

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,485	$10,976
Short-term debt, net of discount	11,808	8,789
Accrued Medicaid rebates	11,140	9,317
Accrued liabilities	7,746	9,408
Total current liabilities	44,179	38,490

Long-term debt, net of current portion and debt discount	18,939	21,769
Operating lease liabilities, net of current portion	440	460
Other long-term liabilities	3,537	5,241
Total liabilities	67,095	65,960

Stockholders’ equity
Common stock, $0.001 par value; 50,000,000 shares authorized; 27,359,791 and 27,047,061 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	27	27
Additional paid-in capital	141,528	138,621
Accumulated deficit	(110,940)	(112,494)
Total stockholders’ equity	30,615	26,154

Total liabilities and stockholders’ equity	$97,710	$92,114

Eton Pharmaceuticals, Inc.

Condensed Statements of Cash Flows

(In thousands)

(Unaudited)

	For the three months ended
	March 31, 2026	March 31, 2025
Cash flows from (used in) operating activities
Net income (loss)	$1,554	$(1,572)

Adjustments to reconcile net income (loss) to net cash from operating activities:
Stock-based compensation	1,518	1,200
Depreciation and amortization	1,131	1,013
Inventory step-up	350	1,142
Excess and obsolete inventory reserve	227	110
Debt discount amortization	118	294
Non-cash lease expense	9	17
Other operating activity	7	—
Changes in operating assets and liabilities:
Accounts receivable	(1,651)	(11,039)
Inventories	1,406	358
Prepaid expenses and other assets	1,754	2,973
Accounts payable	2,508	705
Accrued Medicaid rebates	1,824	6,071
Accrued liabilities	(1,532)	(1,373)
Other non-current assets and liabilities	(1,818)	2,191
Net cash from operating activities	7,405	2,090

Cash flows used in investing activities
Purchase of product licensing rights	(15,000)	—
Purchase of property and equipment	(75)	—
Net cash used in investing activities	(15,075)	—

Cash flows from financing activities
Proceeds from stock option exercises	1,389	394
Net cash from financing activities	1,389	394

Change in cash and cash equivalents	(6,281)	2,484
Cash and cash equivalents at beginning of period	25,942	14,936
Cash and cash equivalents at end of period	$19,661	$17,420

Supplemental disclosures of cash flow information
Cash paid for interest	$881	$642
Cash paid for income taxes	$37	$8

Eton Pharmaceuticals, Inc.

Adjusted non-GAAP EBITDA Calculation and US GAAP to Non-GAAP Reconciliation

(in thousands, except per share amounts)

(Unaudited)

	For the three months ended
	March 31,	March 31,
	2026	2025

GAAP Net income (loss)	$1,554	$(1,572)
Depreciation (1)	22	12
Intangible amortization expense (2)	1,109	1,001
Interest expense (including debt discount amortization and non-cash interest expenses)	1,136	1,163
Income tax expense	20	74
EBITDA	$3,841	$678
Other non-GAAP adjustments:
Inventory step-up expense (3)	350	1,142
Stock-based compensation (4)	1,518	1,200
Severance expense (5)	—	335
Acquisition/divestiture-related costs (6)	—	320
Total of Other non-GAAP adjustments	1,868	2,997
Adjusted EBITDA	$5,709	$3,675

GAAP Net income (loss)	$1,554	$(1,572)
Non-GAAP adjustments:
Depreciation (1)	22	12
Intangible amortization expense (2)	1,109	1,001
Inventory step-up expense (3)	350	1,142
Share-based compensation (4)	1,518	1,200
Severance expense (5)	—	335
Acquisition/divestiture-related costs (6)	—	320
Total pre-tax non-GAAP adjustments	2,999	4,010
Income tax effect of pre-tax non-GAAP adjustments (7)	71	43
Total non-GAAP adjustments	2,928	3,967
Non-GAAP Net Income	$4,482	$2,395

Weighted average number of common shares outstanding, basic	27,285	26,886
Weighted average number of common shares outstanding, diluted	31,547	31,017

GAAP income (loss) per share - Basic	0.06	$(0.06)
Non-GAAP adjustments	0.11	0.14
Non-GAAP earnings per share - Basic	$0.17	$0.08

GAAP income (loss) per share - Basic	0.05	$(0.06)
Non-GAAP adjustments	0.09	0.13
Non-GAAP earnings per share - Diluted	$0.14	$0.07

(1)	Represents depreciation expense related to our property and equipment.
(2)

Intangible amortization expenses are associated with the Company's intellectual property rights related to INCRELEX®, HEMANGEOL®, GALZIN®, PKU GOLIKE®, Carglumic Acid, Betaine Anhydrous and Nitisinone.

(3)

During the three months ended March 31, 2026 and 2025, the Company recognized in cost of sales $350 and $1,142, respectively, for inventory step-up expense primarily attributable to INCRELEX® inventory revalued in connection with this product acquisition.

(4)

Represents share-based compensation expense associated with the Company's stock option and restricted stock unit grants to employees and non-employee directors and the Company's employee share purchase plan.

(5)	Represents severance and benefit expenses associated with role redundancy within commercial operations during the first quarter of 2025.
(6)	Represents legal expense and other divestiture-related costs associated with the out-licensing of the INCRELEX® commercial rights in territories outside of the U.S.
(7)

Income tax adjustments on pre-tax non-GAAP adjustments represent the estimated income tax impact of each pre-tax non-GAAP adjustment based on the effective income tax rate for the period. The Company is in a full income tax valuation allowance position and the income tax effect on pre-tax non-GAAP adjustments is commensurate with the performance measure.

Eton Pharmaceuticals, Inc.

First Quarter 2026 GAAP to Non-GAAP Net Income (Loss) Reconciliation

(in thousands)

(Unaudited)

First Quarter 2026	GAAP	Depreciation and Intangible Amortization	Inventory Step-Up Expense	Stock Based Compensation	Severance Expense	Acquisition/ Divestiture Related Costs	Non-GAAP
Cost of sales	$9,531	(1,109)	(350)	-	-	-	$8,072
Research and development	1,875	-	-	(49)	-	-	1,826
General and administrative	10,446	(22)	-	(1,469)	-	-	8,955
Interest and other expense, net	840	-	-	-	-	-	840

First Quarter 2025
Cost of sales	$7,421	(1,001)	(1,142)	-	-	-	$5,278
Research and development	1,161	-	-	(39)	-	-	1,122
General and administrative	9,170	(12)	-	(1,161)	(335)	(320)	7,342
Interest and other expense, net	1,028	-	-	-	-	-	1,028